Exhibit (a)(1)(H)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS REJECTING THE

NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	Susser Holdings Corporation
Re:	Rejected Notice of Withdrawal Under The Exchange Offer

Unfortunately, your Notice of Withdrawal Form regarding our exchange offer was not accepted for the following reason(s):

     The Notice of Withdrawal Form was received after the expiration deadline for the exchange offer. We cannot process your withdrawal.

     The Notice of Withdrawal Form was not properly signed (please note that the Notice of Withdrawal Form must be signed exactly as the eligible employee’s name appears on the agreement for the stock options being surrendered. Special rules apply to attorneys-in-fact, fiduciaries and other representatives; see “Procedures For Tendering Eligible Options” of the offer to exchange document if this applies).

If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Susser Holdings Corporation so that it is received before the Expiration Date, which we expect will be at 11:59 p.m., Central Time, on June 27, 2010 (or a later Expiration Date if we extend the offer), by one of the following means:

By Mail or Courier:

Susser Holdings Corporation

4525 Ayers Street

Corpus Christi, Texas 78415

Attention: Dee Suarez

By Facsimile:

Susser Holdings Corporation

Attention: Dee Suarez

Facsimile: (361) 693-3719

By Hand:

Attention: Dee Suarez

By Email (by PDF or similar imaged document file):

dsuarez@susser.com

If we do not receive a properly completed and signed Notice of Withdrawal from you before the expiration of the exchange offer, all Eligible Options currently tendered by you will be cancelled for exchange. You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form, or other documents relating to this exchange offer) to Dee Suarez by hand, by facsimile to (361) 693-3719, by regular or overnight mail to Susser Holdings Corporation, Attention: Dee Suarez, 4525 Ayers Street, Corpus Christi, Texas 78415, or by e-mail to DSuarez@susser.com.